Exhibit 99.2

QUINTILES AND IMS HEALTH UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements gives effect to the merger in which IMS Health merged with and into Quintiles. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2016 is presented as if the merger had occurred on January 1, 2015. The unaudited pro forma financial information is based on the historical consolidated financial statements of Quintiles and IMS Health, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma financial information for the merger has been developed from and should be read in conjunction with the Quintiles IMS Health Holdings Inc. (“QuintilesIMS”) audited consolidated financial statements contained in the Quintiles 2016 Annual Report on Form 10-K and the IMS Health unaudited condensed consolidated financial statements for the nine months ended September 30, 2016 included elsewhere in this Form 8-K. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable. It does not purport to represent what the actual consolidated results of operations of the Surviving Corporation would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2016

(in millions, except per share data)

	Quintiles	IMS Health Nine Months Ended September 30 2016	Pro forma Adjustments	Notes		Pro Forma Surviving Corporation
Revenues	$5,364	$2,367	$(3)	3	(a)	$7,728
Reimbursed expenses	1,514	—	—			1,514

Total revenues	6,878	2,367	(3)			9,242
Costs of revenue, exclusive of depreciation and amortization	3,236	1,198	5	3	(e)	4,439
Costs or revenue, reimbursed expenses	1,514	—	—			1,514
Selling, general and administrative	1,011	522	1	3	(a)(e)(f)	1,534
Depreciation and amortization	289	264	350	3	(b)	903
Restructuring costs	71	76	—			147
Merger related costs	87	—	(30)	3	(f)	57
Impairment charges	28	—	—			28

Income from operations	642	307	(329)			620
Interest income	(4)	(2)	—			(6)
Interest expense	144	141	(9)	3	(c)	276
Loss on extinguishment of debt	31	—	—			31
Other (income) expense, net	(8)	7	—			(1)

Income before income taxes and equity in losses of unconsolidated affiliates	479	161	(320)			320
Income tax expense	345	40	(119)	3	(d)	266

Income before equity in losses of unconsolidated affiliates	134	121	(201)			54
Equity in losses of unconsolidated affiliates	(4)	—	—			(4)

Net income	130	121	(201)			50
Net income attributable to noncontrolling interests	(15)	—	—			(15)

Net income attributable to controlling interests	$115	$121	$(201)			$35

Earnings per share attributable to common shareholders:
Basic	$0.77	$0.37				$0.14
Diluted	$0.76	$0.36				$0.14
Weighted average common shares outstanding:
Basic	149.1	328.6	(233.6)	3	(g)	244.1
Diluted	152.0	335.6	(238.6)	3	(g)	249.0

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On October 3, 2016, pursuant to the terms of the merger agreement, IMS Health Holdings Inc. (“IMS Health”) merged with and into Quintiles Transnational Holdings Inc. (“Quintiles”), and the separate corporate existence of IMS Health ceased with Quintiles continuing as the surviving Corporation (the “Surviving Corporation”). The merger was accounted for as a business combination with Quintiles considered the accounting and the legal acquirer. Immediately prior to the completion of the merger, Quintiles reincorporated as a Delaware corporation. The Surviving Corporation changed its name to Quintiles IMS Holdings Inc. At the effective time of the merger, each issued and outstanding share of IMS Health common stock, par value $0.01 per share was automatically converted into 0.3840 of a share of the Surviving Company’s common stock, par value $0.01 per share. In addition, IMS Health equity awards held by current employees and certain members of the former IMS Health board of directors were converted into the Surviving Company’s equity awards after giving effect to the exchange ratio. The terms of these awards, including vesting provisions, are substantially consistent to those of the historical IMS Health equity awards. All of Quintiles’ and IMS Health’s performance units outstanding at the date of the merger were converted into restricted stock units with service based vesting requirements.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information is intended to reflect the impact of the merger on the Surviving Corporation’s consolidated financial statements and presents the pro forma condensed combined results of operations of the Surviving Corporation based upon the audited consolidated financial statements of Quintiles IMS Health Holdings Inc. for the year ended December 31, 2016 and the unaudited condensed consolidated financial statements of IMS Health for the nine months ended September 30, 2016 after giving effect to the merger and merger-related pro forma adjustments as described in these notes.

Merger-related pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies that could result from the merger. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2016 is presented as if the merger had occurred on January 1, 2016.

3. Merger-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the merger:

(a)	Eliminations. Adjustment of $3 million reduction to revenues and selling, general and administrative expenses to eliminate transactions between Quintiles and IMS Health related to Quintiles’ purchase of IMS Health data for the year ended December 31, 2016.

(b)	Intangible assets. Adjustments reflect the estimated fair values of IMS Health’s identifiable intangible assets. The primary assets include customer relationships, software and databases, the IMS Health trade name and product trademarks.

The following tables summarizes information about the other identifiable intangible assets (in millions, except useful life information):

		Useful Life
Customer relationships	$3,960	25 years
Trade name	385	14 years
Software	270	7 years
Databases	1,820	5 years

	$6,435

The customer relationships fair value was estimated using the excess earnings approach which is a hybrid of the income-based and cost-based methodologies and includes an estimate of how long the customer will remain a customer following the merger which was based upon IMS Health’s historical customer attrition rates and a discount rate reflecting the risks inherent in the excess earnings approach. The amortization adjustment for the customer relationships asset reflects an accelerated recognition methodology and is based on the expected net cash flows from the acquired IMS Health customers.

The trade name fair values were estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The trade name is an indefinite-lived intangible asset and will not be amortized but evaluated for impairment annually, or more frequently if events or circumstances indicate an impairment.

The software fair value was estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The amortization adjustment for the software asset reflects an accelerated recognition methodology which is based on the hypothetical net cash flows from the software.

The databases fair value was estimated using a cost-based methodology based on the historical costs of obtaining the databases and processing costs, estimates of the useful life of the databases, and other relevant characteristics. The amortization adjustment for the databases is on a straight-line basis over the estimated useful life.

For the year ended December 31, 2016, depreciation and amortization expenses were adjusted by $712 million for the amortization of the acquired intangible assets. Depreciation and amortization expense was further adjusted to eliminate the amortization of intangible assets recorded in IMS Health’s historical Statements of Comprehensive Income (Loss).

(c)	Interest Expense. Interest expense was adjusted to reflect the elimination of amortization of IMS Health’s previously deferred debt issuance costs and debt discount of $9 million for the year ended December 31, 2016.

(d)	Income taxes. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 35% to the pre-tax amount of the merger related pro forma adjustments.

(e)	Share-based compensation. IMS Health equity awards were converted into Surviving Corporation equity awards after giving effect to the exchange ratio. Share-based compensation expense, following the completion of the merger, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. Adjustment of $15 million to increase compensation expense related to converted unvested IMS Health equity awards and the impact of using the graded vesting attribution model for the year ended December 31, 2016. For the year ended December 31, 2016, these adjustments increased costs of revenue by $5 million and increased selling, general and administrative expenses by $10 million.

(f)	Transaction costs. Selling, general and administrative expenses and merger related costs were adjusted to eliminate acquisition related costs primarily legal and accounting fees.

(g)	Earnings per share. The pro forma combined basic and diluted earnings per share for the year ended December 31, 2016, are calculated as follows (in thousands, except per share data):

Year Ended December 31, 2016
Pro forma net income attributable to controlling interests	$35

Basic weighted average Quintiles shares outstanding	149.1
IMS Health shares converted to Surviving Corporation shares (1)	95.0

Pro forma basic weighted average shares outstanding	244.1
Dilutive effect of equity awards:
Quintiles equity awards	2.9
IMS Health equity awards converted to Survivor Corporation equity awards (1)	2.0

Pro forma diluted weighted average shares outstanding	249.0

Pro forma basic earnings per share	$0.14
Pro forma diluted earnings per share	$0.14

(1)	Represents the estimated number of shares of Surviving Corporation common stock which would have been issued to IMS Health stockholders based on IMS Health’s historical basic and diluted shares outstanding, after giving effect to the exchange ratio, for the year ended December 31, 2016.